Exhibit (23)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-44253, 333-18127, 333-01554, 333-01552, and 033-97592 of Midwest Air Group, Inc. on Form S-8 and No. 333-91246 on Form S-3 of our report dated February 17, 2004, appearing in and incorporated by reference in this Annual Report on Form 10-K of Midwest Air Group, Inc. for the year ended December 31, 2003.

/s/DELOITTE & TOUCHE LLP
Milwaukee, WI
March 9, 2004